Exhibit 23.5

Shanghai iResearch Co., Ltd.

R701 Tower B, Zhongjin International, Caoxi North No. 333, Xuhui District

Shanghai, China

August 30, 2021

JHD Technologies Limited

c/o JHD Holdings Limited

Unit 06, 12/F

No. 555 Haiyang West Road

Pudong, Shanghai

PRC

Re: Consent of Shanghai iResearch Co., Ltd.

Ladies and Gentlemen,

Shanghai iResearch Co., Ltd. hereby consents to (i) references to our name, (ii) inclusion of information and data contained in our report entitled “A Study on the Route to Market for FMCG Products in Less Developed Areas” (together with any subsequent amendments made by us thereto, the “Report”) and (iii) citation of the Report, in each case, in the Registration Statement on Form S-4 and the joint proxy statement / prospectus contained therein (including all subsequent amendments, the “Registration Statement”) filed by JHD Technologies Limited (“JTEC”) in connection with the business combination contemplated by that certain Business Combination Agreement, dated as of February 16, 2021, by and among East Stone Acquisition Corporation, JHD Holdings (Cayman) Limited (“JHD”), JTEC, Yellow River MergerCo Limited, Navy Sail International Limited, in its capacity as the Purchaser Representative thereunder, Yellow River (Cayman) Limited, in its capacity as the Seller Representative thereunder and the sole holder of JHD’s outstanding capital shares, each of the holders of JHD’s capital shares that become parties to the Business Combination Agreement after the date thereof, and solely for purposes of Section 10.3 and Articles XII and XIII thereof, as applicable, Double Ventures Holdings Limited, as the same may be amended from time to time, and in any other future filings or correspondence with the U.S. Securities and Exchange Commission (the “SEC”). We further hereby consent to the filing of this letter as an exhibit to the Registration Statement with the SEC.

For and on behalf of

Shanghai iResearch Co., Ltd

Name: Nelly Jin

Title: Partner

/s/ Nelly Jin